Exhibit 99.1


       Mountain Oil, Inc. Closes Acquisition of Dental Cooperative, Inc.


Provo,  June 30, 2004 / PRNewswire / --

Mountain Oil, Inc. (MOLI) today announced that it closed the acquisition of Dental Cooperative, Inc. on June 30, 2004. In the acquisition, Mountain Oil issued 18,823,288 shares of Mountain Oil common stock in exchange for all the issued and outstanding capital stock of Dental Cooperative, so that Dental Cooperative is now a subsidiary of Mountain Oil.
Dental Cooperative was organized in 1998 for the purpose of organizing dentists into a cooperative model of contractually networked practices, allowing member dentists to access a variety of benefits from the cooperative structure, such as supplies purchasing programs, insurance and employee benefits programs, and opportunities for profit sharing through the cooperative model. The key to the Dental Cooperative model was the ability of the dentist to continue to own and manage a practice while still benefiting from a group business model. More recently, Dental Cooperative has used its network of member dentists to organize a dental care plan offering to employers under the trade names "Intermountain Dental Plan" and "DentistDirect".

At the Mountain Oil stockholders meeting held June 28, 2004, the stockholders elected Michael Silva, Marlon Berrett, and Harry L. "Pete" Peterson to serve as directors of Mountain Oil. The stockholders also approved a change in the name of Mountain Oil to "Dental Patient Care America, Inc.." It is expected the name change will be effected within the next 30 days.

As a negotiated element of the transaction, Mountain Oil agreed to "spin-off" its operating subsidiary, Oakridge Resources, Inc. by distributing all of the common stock of Oakridge to those persons who were Mountain Oil stockholders of record on June 28, 2004. This distribution was approved by the stockholders of Mountain Oil and the distribution is expected to occur on or about June 30, 2004.

Additional information can be obtained from Joseph Ollivier, President, Mountain Oil, Inc. (801-373-3990).

Forward-Looking Statements

Certain statements in this release are "forward-looking statements." These forward-looking statements can generally be identified as such because the content of the statement include words such as the company "believes," "anticipates," "estimates," "expects," "projects," "will" or words of similar import. Specifically, all statements related to consummating the acquisition of Dental Cooperative, disposition of Oakridge, and the actions or events required to effect these transactions are forward-looking statements, and there is no assurance that any of these transactions or events will come to pass. Numerous factors may affect whether the transactions actually occur, such as obtaining the requisite stockholder approvals, satisfactorily complying with statutory and regulatory requirements, and satisfying other conditions stated in the agreement between the parties, many of which may be beyond the control of Mountain Oil.

All subsequent written and oral forward-looking statements attributable to Mountain Oil, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements.